EXHIBIT 10(k)

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                           FIRST AMENDMENT

        This First Amendment (the "Amendment") is made and entered into as of the 3rd day of May, 1994, by and between Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership ("Lessor") by its agent, Equity Office Properties, Inc., and Summit Bancshares, Inc. ("Lessee").

                               WITNESSETH

A. WHEREAS, Lessor and Lessee are parties to that certain lease dated February, 1992 currently containing approximately 2,151 rentable square feet of space described as Suite No(s). 604 on the sixth floor(s)
("Original Premises") of the buildings commonly known as 1300 Summit
Office Park and the address of which is 1300 Summit Ave., Fort Worth, TX (the "Building");

B. WHEREAS, Lessee has requested that additional space consisting of approximately 2,827 rentable square feet on the sixth floor of 1300 Summit Office Park be added to the Premises and that the Lease be appropriately amended (the Original Premises and Expansion Space are sometimes collectively referred to as the "Premises"), and Lessor is willing to do the same on the terms and conditions set forth below;

C. WHEREAS, the Lease by its terms shall expire on March 31, 1995 ("Prior Termination Date"), and the parties desire to extend the Lease, all on the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

        I. EXPANSION. Effective as of the Expansion Effective Date (as hereinafter defined), the Premises, as shown on Exhibit A hereto (the "Premises"), is increased from 2,151 rentable square feet on the sixth floor of the 1300 Summit Office Park Building to 4,978 rentable square feet on the sixth floor of the 1300 Summit Office Park Building by the addition of the Expansion Space. The lease term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Termination Date (as hereinafter defined). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Lessee shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Premises unless such concessions are expressly provided for herein.


        A. The Expansion Effective Date shall be the later to occur of (i) July 1, 1994 ("Target Expansion Effective Date"), and (ii) the date upon which Lessor's improvement work in the Expansion Space has been substantially completed; provided, however, that if Lessor shall be delayed in substantially completing the Lessor's work in the Expansion Space as a result of the occurrence of any of the following (a "Delay"):

        1. Lessee's failure to furnish information or to respond to any request by Lessor for any approval or information within any time period prescribed or, if no time period is prescribed, then within two (2) Business Days of such request; or

        2. Lessee's insistence on materials, finishes or installations that have long lead times after having first been informed by Lessor that such materials, finishes or installations will cause a Delay; or

        3.      Changes in any plans and specifications;  or

        4. The performance or nonperformance by a person or entity employed by Lessee in the completion of any work (all such work and such persons or entities being subject to the prior approval of Lessor); or

        5. Any request by Lessee that Lessor delay the completion of any of the Lessor's work; or

        6. Any breach or default by Lessee in the performance of Lessee's obligations under this Amendment or the Lease; or

        7. Any delay resulting from Lessee's having taken possession of the Expansion Space for any reason prior to substantial completion of the Lessor's work; or

        8. Any other delay chargeable to Lessee, its agents, employees or independent contractors; or

        then, for purposes of determining the Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Lessor's work would have been substantially completed absent any such Delay(s). The Expansion Space shall be deemed to be substantially completed on the date that Lessor reasonably determines that all Lessor's work has been performed (or would have been performed absent any Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Lessee's use of the Expansion Space. The adjustment of the Expansion Effective Date and, accordingly, the postponement of Lessee's obligation to pay Rent on the Expansion Space shall be Lessee's sole remedy and shall constitute full settlement of all claims that Lessee might otherwise have against Lessor by reason of the Expansion Space not being ready for occupancy by Lessee on the Target Expansion Effective Date.

        B. In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Paragraph I.A. of this Amendment, the Expansion Effective Date shall be delayed to the extent that Lessor fails to deliver possession of the Expansion Space for any other reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Lessor to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Extended Termination Date (as hereinafter defined) under the Lease shall be similarly extended.

        II. EXTENSION. The Lease Term is hereby modified from three (3) years, zero (0) months, and zero (0) days expiring on March 31, 1995
("Prior Termination Date") to seven (7) years, nine (9) months, and zero
(0) days expiring on December 31, 1999 ("Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term commencing the day immediately following the Prior Termination Date ("Extension Date") and ending on the Extended Termination Date shall be referred to herein as the "Extended Term."

        III.     BASE MONTHLY RENT

        A. ORIGINAL PREMISES UP TO THE EXPANSION EFFECTIVE DATE. The Base Monthly Rent, Additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through and including the day prior to the Expansion
        Effective Date.

        B. PREMISES FROM AND AFTER EXTENSION DATE. As of the Expansion Effective Date, the schedule of monthly installments of Base Monthly Rent payable with respect to the Premises from and after the Expansion Effective Date is the following:

        Lessee shall pay Lessor the sum of Three Hundred Fourteen Thousand Eight Hundred Eighty-Six Dollars($314,886.00) as Base Monthly Rent for the Premises for the Extended Term in sixty-six (66) monthly installments as follows:

        (i). Sixty-six (66) equal installments of $4,771.00 each payable on or before the first day of each month during the period beginning July 1, 1994 and ending December 31, 1999.

        Lessor and Lessee acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Target Expansion Effective Date. If the Expansion Effective Date is postponed, the beginning date set forth above with respect to the payment of any installment(s) of Base Monthly Rent shall be appropriately adjusted on a per diem basis and set forth in a confirmation letter to be prepared by Lessor. All such Base Monthly Rent shall be payable by Lessee in accordance with the terms of Exhibit "A" of the Lease.

        IV. LESSEE'S PRO RATA SHARE. For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Lessee's Proportionate Share for the Premises is Two and Six/One Hundredths percent (2.06%).

        V.      LESSEE'S BASE YEAR

        A.   PREMISES FOR THE EXTENDED TERM.   For the period commencing with
        the Expansion Effective Date and ending on the Extended Termination Date, the Base Year for the computation of Lessee's Pro Rata Share of Operating Expenses and Real Estate Taxes applicable to the Premises is amended from 1991 to 1994;

        VI.     IMPROVEMENTS TO EXPANSION SPACE.

        A. Lessee has inspected the Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Lessor to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

        B. COST OF IMPROVEMENTS TO EXPANSION SPACE. Provided Lessee is not in default, any initial construction, alteration or improvement of the Premises shall be done at Lessor's sole cost and expense using Building Standard material and finishes.

        C.      RESPONSIBILITY FOR IMPROVEMENTS TO EXPANSION SPACE.

                (i) Lessor shall enter into a direct contract with a general contractor selected by Lessor for the initial Tenant Standard improvements to the Premises which are to be performed in accordance with the Plans and Specifications attached hereto as Exhibit B, dated April 27, 1994. Lessor and Lessee have approved the Plans and Specifications.
                Above Building Standard improvements are noted on the Plans and Specifications as Alternates and are at the Lessee's sole cost and expense.

        VII. EARLY ACCESS TO EXPANSION SPACE. During any period that Lessee shall be permitted to enter the Premises prior to the Expansion Effective Date (e.g., to perform alterations or improvements), Lessee shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Monthly Rent or Additional Rent. If Lessee takes possession of the Premises prior to the Expansion Effective Date for any reason whatsoever
(other than the performance of work in the Premises with Lessor's prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Lessee shall pay Base Monthly Rent and Additional Rent as applicable to the Premises to Lessor on a per diem basis for each day of occupancy prior to the Expansion Effective Date.

        VIII. OTHER PERTINENT PROVISIONS. Lessor and Lessee agree that the Lease shall be amended in the following additional respects:

        A. Lessee's possession of the Original Premises, Suite 604, 1300 Summit Building shall terminate on the day prior to the Expansion Effective Date as defined in Paragraph I.A. of this First Amendment.

        IX.     MISCELLANEOUS.

        A. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Lessee be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Lessee in connection with entering into the Lease, unless specifically set forth in this Amendment.

        B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

        C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. Under no circumstances shall this Amendment be deemed to grant Lessee any further right to expand the Premises or extend the Lease, provided, however, any such additional rights specifically provided Lessee in the Lease are not hereby relinquished or waived.

        D. Submission of this Amendment by Lessor is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Lessee. Lessor shall not be bound by this Amendment until Lessor has executed and delivered the same to Lessee.

        E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

        F. This Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guarantee shall apply to the Lease as amended herein, unless such requirement is waived by Lessor in writing.

        G. Lessee hereby represents to Lessor that Lessee has dealt with no broker in connection with this Amendment. Lessee agrees to indemnify and hold Lessor and the Lessor Related Parties harmless from all claims of any brokers claiming to have represented Lessee in connection with this Amendment.

        IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Amendment as of the day and year first above written.

WITNESSES; ATTESTATION              Lessor:  Zell/Merrill Lynch Real Estate
                                     Opportunity Partners Limited Partnership

                                     BY:  EQUITY OFFICE PROPERTIES, INC.,
                                              as Agent

                                      By:  /s/ E. Valjean Wheeler
                                          ----------------------------
                                          Name: E. Valjean Wheeler

                                          Title: Vice Chairman



                                         Lessee:  Summit Bancshares, Inc.

                                         By:  /s/ Philip E. Norwood
                                              -----------------------------
                                              Name: Phillip E. Norwood
                                              Title: President

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                               EXHIBIT A

                            First Amendment
                               Premises


                      [Drawing of Premises]


                                 1300 SUMMIT OFFICE PARK
                                 Lessee Name:  Summit Bancshares, Inc.
                                 Suite Number: 604
                                 Square Feet:  4,927 rentable

        IN WITNESS WHEREOF this First Amendment is entered into by the parties hereto on the date and year first set forth above.

Lessee:  Summit Bancshares, Inc.       Lessor:  Zell/Merrill Lynch Real Estate
                                                Opportunity Partners Limited
                                                Partnership

                                                 By:  Equity Office Properties,
By:  /s/ Philip E. Norwood                               Inc., as agent
    ---------------------------
Name: Phillip E. Norwood                          By: /s/ E. Valjean Wheeler
Title: President                                      --------------------------
                                                  Name: E. Valjean Wheeler
                                                  Title: Vice Chairman